EXHIBIT 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of March 8, 2007, by and between Biolex, Inc., (the “Company”), and Dale A. Sander (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

RECITALS

A. The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT.

1.1 The Company hereby employs Executive, and Executive hereby accepts continued employment by the Company, upon the terms and conditions set forth in this Agreement, effective as of the date first set forth above (“Commencement Date”). This Agreement shall continue in effect until terminated pursuant to Section 5 below.

1.2 Executive shall be the Chief Financial Officer, Senior Vice President, Finance (or a position of at least comparable status) and shall serve in such other capacity or capacities as the Chief Executive Officer and/or the Company’s Board of Directors (the “Board”) may from time to time prescribe.

1.3 Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Chief Financial Officer, Senior Vice President, Finance, consistent with the Bylaws of the Company, as well as its general employment policies and practices. At all times during his employment Executive shall be subject to the direction and policies from time to time established by the Board and/or the Chief Executive Officer.

1.4 Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement at the Company’s offices, located at Durham, North Carolina or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NON-COMPETITION.

2.1 During his employment by the Company, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.

2.2 During the term of this Agreement, Executive shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise compete with the products or proposed products of the Company.

2.3 Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

3. COMPENSATION OF EXECUTIVE.

3.1 While employed by the Company, as compensation for the proper and satisfactory performance of all duties to be performed hereunder, the Company shall pay Executive an annual base salary of Two Hundred and Forty Three Thousand and Eight Hundred Dollars ($243,800) per year (the “Base Salary”), payable in regular periodic payments in accordance with Company policy. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. In addition, Executive will be eligible for an annual incentive bonus of up to Twenty-Five percent (25%) of Base Salary, based upon defined performance goals established by the Chief Executive Officer and the Compensation Committee of the Board.

3.2 Executive’s compensation may be changed from time to time by mutual agreement of Executive and the Compensation Committee of the Board.

3.3 All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.4 Executive shall be entitled to twenty (20) vacation days, and sick days consistent with the Company’s standard practice for its employees generally.

3.5 Executive shall, at the discretion of the Board, be entitled to participate in the benefits for which he is eligible under the terms and conditions of the standard Company benefits plans and programs which may be in effect from time to time and provided by the Company. Nothing in this Agreement shall require the Company to create, continue or refrain from amending any of its current benefit plans or programs.

4. EXPENSE REIMBURSEMENT.

Executive shall be entitled to receive prompt reimbursement of all reasonable business and travel expenses incurred by Executive in connection with the business of the Company. Such expenses must be properly accounted for under the policies and procedures established by the Company.

5. TERMINATION AND SEVERANCE BENEFITS.

5.1 By the Company for Cause. The Company may terminate Executive’s employment under this Agreement “for Cause” at any time without advance written notice. If Executive’s employment under this Agreement is terminated by the Company for Cause under this section, Executive shall be entitled to receive only accrued Base Salary and other accrued benefits required by law, prorated to the date of termination. Executive will not be entitled to severance pay. For purposes of this Agreement, Cause shall be defined as:

(i) a willful act by the Executive that constitutes gross misconduct and that is injurious to the Company;

(ii) a willful act of personal dishonesty, fraud or misrepresentation by the Executive in connection with the Executive’s responsibilities to the Company that is intended to result in substantial gain or personal enrichment of the Executive at the expense of the Company;

(iii) a material and willful violation of a federal or state law or regulation applicable to the business of the Company; or

(iv) the Executive’s willful and continued failure to substantially perform the Executive’s principal duties and obligations to the Company, which failure is not remedied in a reasonable period of time after receipt of written notice from the Company.

5.2 By the Company without cause. The Company may terminate the Executive’s employment at any time without cause upon delivery of two (2) weeks’ written notice to the Executive or payment of salary in lieu thereof. Any notice of termination given pursuant to this Section 5.2 shall effect termination as of the date specified in such notice. If termination shall be pursuant to this Section 5.2, then in lieu of all other remedies and as liquidated damages, Executive shall be entitled to continuation of Base Salary for a period of six (6) months from said date of termination with such Base Salary continuation to be at the rate set forth in Section 3.1 or, if greater, at the rate of Executive’s then current compensation in effect as of the date of termination, and said Base Salary continuation shall be paid in accordance with the Company’s regular payroll schedule and practices.

In addition, during the period in which Executive receives salary continuation, or until such earlier time as Executive may be entitled to health insurance coverage from a subsequent employer, Executive may continue health insurance coverage under the Company’s group health insurance plans and the Company will reimburse Executive for premiums actually paid to continue that coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

5.3 By Executive with Notice. The Executive may terminate this Agreement upon two (2) weeks’ written notice to the Company. In such event, the Company shall not be liable to Executive for the payment of any amount other than accrued Base Salary and other accrued benefits required by law, prorated to the date of termination. Executive will not be entitled to severance pay.

5.4 For Death or Disability. This Agreement shall terminate without notice upon the date of Executive’s death or the date when Executive becomes “completely disabled.” Upon termination of Executive’s employment pursuant to this Section 5.4, Executive or his estate or personal representative, as the case may be, shall be entitled to receive a lump sum payment equal to six (6) months of Executive’s then current annual Base Salary, less applicable withholdings, and payable within one month of the date of termination. For purposes of this Agreement, “completely disabled” shall mean Executive’s physical or mental inability to perform the essential functions of his duties with or without reasonable accommodation for a period of one hundred eighty (180) consecutive days or one hundred eighty (180) days in total within a 365-day period as determined by the Company in its reasonable discretion and in accordance with applicable law.

6. CHANGE OF CONTROL.

6.1 Definition of Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any one of the following:

(i) a sale, transfer or other disposition of all or substantially all of the assets of the Company to another person or entity;

(ii) a merger or consolidation into another person or entity, other than the merger of a subsidiary of the Company into the Company or the merger of the Company into a subsidiary; or

(iii) a recapitalization, stock sale or other transaction or series of transactions if, after such transaction or series of transactions, the stockholders of the Company immediately before such transaction or the first in such series of transactions own less than fifty percent (50%) of the Company or the surviving entity, as the case may be, other than an equity financing transaction approved by a majority of the members of the Board.

6.2 Termination Following a Change of Control. After the occurrence of a Change of Control, Executive shall be entitled to receive payments and benefits pursuant to this Agreement if Executive is terminated pursuant to Sections 6.2(A) or (B) below.

(A) Within twelve (12) months following a Change of Control, the Company terminates Executive’s employment without “Cause” as such term is defined in Section 5.1 hereof.

(B) Within twelve (12) months following a Change of Control, Executive terminates his employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” for Executive to terminate his employment shall exist if Executive resigns his employment within six (6) months of any of the following occurrences:

(i) a change in Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in Executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities in effect immediately prior thereto; the assignment to Executive of any duties or responsibilities which, in Executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of Executive from or failure to reappoint or reelect him to any such position, status, or title except in connection with the termination of his employment for Cause or by Executive other than for Good Reason;

(ii) a reduction in Executive’s Base Salary;

(iii) the Company’s requiring Executive to be based at any place outside a fifty (50) mile radius from the Company’s facilities identified in Section 1.4, except for reasonably required travel on the Company’s business which is not greater than such travel requirements prior to the Change of Control;

(iv) the failure by the Company to continue in effect any compensation, welfare or benefit plan in which Executive is participating at the time of a Change of Control without substituting plans providing Executive with substantially similar or greater benefits, or the taking of any action by the Company which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any such plans or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change of Control;

(v) any purported termination of Executive’s employment for Cause without grounds therefor;

(vi) the insolvency or the filing (by any party including the Company) of a petition for bankruptcy of the Company;

(vii) any material breach by the Company of any provision of this Agreement after Executive has given the Company notice of the material breach and at least thirty (30) days to cure the breach (or such longer period as may be reasonably required to cure the breach as long as the Company is making good faith efforts to do so); or

(vii) the failure of the Company to obtain an agreement, satisfactory to Executive, from any successor or assign of the Company to assume and agree to perform this Agreement.

6.3 Severance Pay and Benefits. If Executive’s employment with the Company terminates under circumstances as described in Section 6.2 above, Executive shall be entitled to receive all of the following:

(A) all accrued compensation through the termination date, plus any bonus for which the Executive otherwise would be eligible in the year of termination, prorated through the termination date, less applicable withholdings;

(B) a lump sum severance payment equal to six (6) months of Executive’s then current annual Base Salary, less applicable withholdings, with such payment being made within one month after the termination date;

(C) for six (6) months after the termination date or until such earlier time as Executive may be entitled to health insurance coverage from a subsequent employer, Executive may continue health insurance coverage under the Company’s group health insurance plans and the Company will reimburse Executive for premiums actually paid to continue that coverage pursuant to COBRA; and

(D) a lump sum payment (or otherwise as specified by Executive to the extent permitted by the applicable plan) of any and all amounts contributed to a Company pension or retirement plan which Executive is entitled to under the terms of any such plan through the date of termination.

7. CONFIDENTIAL INFORMATION; NON-SOLICITATION.

7.1 Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as “Confidential Information”). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company. As a condition of employment, Executive has signed and returned a copy of the Company’s “Non-Disclosure, Inventions, and Non-Competition Agreement,” which is incorporated herein by reference and attached as Exhibit A.

7.2 While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s confidential and proprietary information from unauthorized use, that Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on Company’s customer, vendor or distributor list.

8. ASSIGNMENT AND BINDING EFFECT.

8.1 This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors and administrators. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

9. NOTICES.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

(A)	If to the Company:

Chief Executive Officer

Biolex, Inc.

158 Credle Street

Pittsboro, NC 27312

(B)	If to Executive:

Dale A. Sander

11304 Empire Lakes Drive

Raleigh, NC 27617

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

10. CHOICE OF LAW.

This Agreement and the employment relationship created by it shall be construed and interpreted in accordance with the laws of the State of North Carolina without giving effect to the principles of conflicts of laws.

11. INTEGRATION.

Except as expressly provided herein, this Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties, including the offer letter from the Company to Executive dated January 12, 2005.

12. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

13. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

14. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

15. INTERPRETATION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.

16. REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

17. COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BIOLEX, INC.:

By:	/s/ Jan Turek
JAN TUREK
President and Chief Executive Officer

EXECUTIVE:

/s/ Dale A. Sander
DALE A. SANDER